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NEWS                                                CONTACT: RICHARD T. MARABITO
release                                                  CHIEF FINANCIAL OFFICER
                                                       TELEPHONE: (216) 292-3800
                                                             FAX: (216) 292-3974

            OLYMPIC STEEL WITHDRAWS REGISTRATION STATEMENT FOR PUBLIC
                            OFFERING OF COMMON STOCK

         Cleveland, Ohio - (October 14, 2004) Olympic Steel, Inc. (Nasdaq: ZEUS) announced today that it has withdrawn its S-3 registration statement with the Securities and Exchange Commission relating to a proposed public offering of 2,817,500 shares of its common stock. The registration statement had not become effective and no securities were sold under this S-3.

         The Company intended to use the net proceeds of the offering to repay a portion of its indebtedness. At September 30, 2004, the Company had approximately $48 million in availability within its increased $110 million bank credit facility. "With the funds generated from operations, along with current availability under our credit agreement, we have the necessary liquidity to fund anticipated near-term growth and working capital requirements," stated Michael
D. Siegal, Chairman and Chief Executive Officer. "As there has been a general decline in the equity prices of numerous public steel producers and service centers, we now believe that it is not in our shareholders' best interest to proceed with an offering," he added.

         The Company's third quarter earnings release is scheduled for Tuesday, October 19, 2004, with a conference call at 11:00 a.m. EST.

         Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 12 facilities and participates in two joint ventures.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company's SEC Filings) that could cause actual results to differ materially from those projected.